Exhibit 10.1

AS THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES.  THIS DOCUMENT IS NOT INTENDED TO CREATE, NOR WILL IT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE UNLESS AND UNTIL IT IS EXECUTED AND DELIVERED BY THE PARTIES. THIS AGREEMENT REMAINS SUBJECT TO SATISFACTORY COMPLETION OF ONGOING DUE DILIGENCE INVESTIGATION BY THE PARTIES AND THEIR RELATED ENTITIES.

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

by and between

CRH FUNDING II PTE. LTD.

and

CONTANGO ORE, INC.

Dated as of August 24, 2021

i

ii

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Pledge and Security Agreement
Exhibit C	State Mining Claims and Territory
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Deed of Trust and Security Agreement

SCHEDULES

Schedule 1	1934 Act Reporting

iii

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
This Membership Interest Purchase and Sale Agreement (this “Agreement”) is made and entered into as of August 24, 2021 (the “Effective Date”), by and between CONTANGO ORE, INC., a Delaware corporation (“Buyer”) and CRH FUNDING II PTE. LTD., a Singapore private limited corporation (“Seller”).  Buyer and Seller sometimes are referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”
RECITALS
A. Seller owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of Alaska Gold Torrent, LLC, an Alaska limited liability company (the “Company”).
B. The Company conducts mineral exploration and development and related activities at the Lucky Shot Project near Anchorage, Alaska.
C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Membership Interests, on the terms and conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing premises and recitals, and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND CERTAIN INTERPRETATIONS
Section 1.1     Definitions.  Unless the context otherwise requires, the following capitalized and other terms, when used in this Agreement, shall have the respective meanings specified below:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” is defined in the preamble.

“Alaska Hardrock Lease” means that certain Lease by and between Alaska Hardrock Inc., as lessor, and Miranda, U.S.A., Inc., as original lessee, dated on or about November 15, 2013, as amended.
“Allocation Schedule” is defined in Section 2.8.
“Balance Sheet Date” is defined in Section 3.6.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Anchorage, Alaska or Houston, Texas.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” means Buyer and its Affiliates and their respective Representatives, successors and assigns.
“Buyer Transfer Tax Threshold” is defined in Section 7.7(e).
“Causes of Action” is defined in Section 7.8(a).
“Change of Control” is defined in Section 2.2(d).
“Claim” means a claim, demand, action, suit, litigation, charge, plea, complaint, petition, appeal, proceeding, arbitration or assessment, an investigation of which the target has been notified, a dispute commenced, or a demand or other proceeding, in each case at Law or in equity (whether civil, criminal or administrative).
“Claim Response” is defined in Section 8.5(a).
“Claims Notice” is defined in Section 8.5(a).
“Closing” is defined in Section 2.4.
“Closing Date” is defined in Section 2.4.
“Closing Date Adjustment” is Section 2.3(a).
“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.
“Closing Working Capital Statement” is defined in Section 2.3(b).
“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance promulgated or issued pursuant thereto.
“Common Stock” is defined in Section 2.2(b).
“Company” is defined in the recitals.

“Company Intellectual Property” is defined in Section 3.15(a).
“Company Owned IP” means Intellectual Property owned by or exclusively licensed to the Company.
“Company Owned Registered IP” means all Company Owned IP that is registered or issued by a Governmental Authority or subject to a pending application for registration or issuance with a Governmental Authority.
“Confidentiality Agreement” means the Confidentiality Agreement dated as of January 5, 2021, by and between Buyer and the Company.
“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person or Governmental Authority, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.
“Contract” means any legally binding mortgage, indenture, lease, contract, covenant, agreement, right, obligation, instrument, commitment, concession, franchise or license, whether written or oral.
“CRH Acquisition Date” means June 30, 2018, the date on which Seller acquired the Membership Interests in the Company.
“Current Assets” means, as of the Closing Date, the current assets of the Company as determined in accordance with GAAP, including cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates.
“Current Liabilities” means, with respect to the Company as of the Closing Date, the current liabilities of the Company as determined in accordance with GAAP, including accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, and the current portion of any Indebtedness of the Company.
“Data Room” means the electronic data room hosted at https://alaskagoldtorrentllc.app.box.com/, the index of documents of which is appended to the Disclosure Schedule. When used in any representation in ARTICLE III, references to information being made available in the “Data Room” means that such information has been made available in the Data Room as of the day prior to the date of this Agreement.
“Disclosure Schedule” means that document identified as the Disclosure Schedule, dated as of the date of this Agreement, delivered by Seller to Buyer in connection with this Agreement.
“Disputed Amounts” is Section 2.3(e).

“Domain Names” means rights or licenses to internet domain names and applications and registrations therefor.
“Effective Date” is defined in the preamble.
“Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; and (b) each stock option plan, stock purchase plan, restricted stock plan, equity based plan, phantom stock plan, bonus or incentive award plan, profit sharing plan, severance pay or separation plan, program or arrangement, deferred compensation arrangement or agreement, retirement plan, program or arrangement, employment, termination or other agreement, executive compensation plan, program, agreement or arrangements, change in control or retention plan, program or arrangement, supplemental income arrangement, vacation and paid time off plan, medical, dental, life or disability plan, program or arrangement, and any other employee benefit plan, agreement, and arrangement, not described in (a) above, in each case which the Company, sponsors, contributes to or has any obligation to contribute to with respect to any current or former employee of the Company (or their spouses, dependents, or beneficiaries) or under which the Company has or may have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by the Company under which liabilities remain outstanding).
“Encumbrance” means any security interest, pledge, mortgage, lien (including any Tax lien), charge, encumbrance, adverse Claim, option, right of first refusal, easement, encroachment, reserve, servitude, indenture, deed of trust, right of way, license, lease, security agreement or restriction on transfer, excluding licenses of Intellectual Property.
“Environmental Claim” means any written Claim by any Governmental Authority or any Person made under or in accordance or connection with any Environmental Law.
“Environmental Law” means any Law relating to reclamation or restoration of property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species and public health and safety (as it relates to exposure to Hazardous Materials); protection of cultural or historic resources; management, treatment, storage, disposal, or exposure to, Hazardous Materials; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials, to air, surface water and groundwater; and all other Laws relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, or exemption by a Governmental Authority required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any person or entity treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Estimated Closing Working Capital” is Section 2.3(a).

“Estimated Closing Working Capital Statement” is Section 2.3(a).
“Exploration Expenditures” means all expenses incurred toward ascertaining the existence, location, quantity, quality, or commercial value of mineral deposits in, under, upon the Lucky Shot Project computed in accordance with generally accepted accounting principles consistently applied, including, without limiting the generality of the foregoing, the following: (a) actual salaries, benefit and fringe costs and wages whether or not required by law of employees or contractors assigned to and actually performing exploration and related activities within or benefiting the Lucky Shot Project (employees and contractors may include geologists, geophysicists, engineers, surveyors, engineering assistants, technicians, draftsmen, engineering clerks and other personnel performing technical services connected with such exploration); provided, however, that such expenses shall not include general and administrative expenses related to day-to-day operations of Buyer that are not directly related to the Lucky Shot Project; (b) monies expended associated with aerial flights; (c) monies expended associated with drilling, site preparation and road construction; (d) monies expended to develop underground access for exploration drilling; (e) monies expended for the use of machinery, vehicles, equipment and supplies required for exploration; provided, however, if Buyer or an Affiliate of Buyer uses equipment owned by it, charges shall be no greater than the terms available for third parties in the vicinity of the Lucky Shot Project; (f) monies expended for reasonable travel expenses and transportation of employees and contractors, materials, equipment, supplies and technical, legal or land information from the government or third parties necessary for the conduct of exploration; (g) any other payments to contractors for work on exploration; (h) monies expended for metallurgical and engineering work; geophysical, geochemical and geological surveys and assays and other costs incurred to determine the quality and quantity of minerals on the Lucky Shot Project; (i) monies expended to obtain permits, rights-of-ways and other similar rights as may be required or necessary in connection with exploration regarding the Lucky Shot Project; (j) monies expended in preparation and acquisition of environmental permits necessary to commence, carry out or complete exploration, and otherwise spent on or accrued for activities required for environmental compliance; (k) monies expended in performing preliminary scoping or assessment studies, pre-feasibility and feasibility studies to evaluate the economic feasibility of mining on the Lucky Shot Project, including expenditures for metallurgical test work, preliminary design work and hydrology studies; (l) monies expended for taxes levied against the Lucky Shot Project and the cost of any insurance premiums, performance bonds or other forms of sureties required by the terms of this Agreement or any law; and (m) monies expended in order to maintain the validity of the Lucky Shot Project, including the payment of all government fees.
“Final Milestone Date” is defined in Section 2.2(b).
“Financial Statements” is defined in Section 3.6.
“GAAP” means United States generally accepted accounting principles; provided that when it is used with regard to the calculation of Current Assets, Current Liabilities and related matters under this Agreement, GAAP shall be further applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Governmental Authority” means any federal, state, local or any foreign or other government, governmental, regulatory, judicial or administrative authority, agency or commission or any court, tribunal or other judicial body.
“Governmental Fees” means all location fees, mining claim rental fees required under AS 38.05.211, payments in lieu of assessment work (if and to the extent required assessment work is not performed under AS 38.05.210), production royalty payments required under AS 38.05.212, and similar payments required by applicable Laws to locate and hold state mining claims, leasehold locations, and upland mining leases.
“Governmental Order” means any legally binding order, writ, judgment, award, injunction, decree, stipulation or determination of any Governmental Authority, magistrate, arbitrator or arbitration panel, including any bankruptcy court or judge.
“Hazardous Materials” means any chemical, material or substance defined or regulated as toxic, hazardous, infectious, explosive, radioactive, carcinogenic or mutagenic, or as a pollutant or contaminant, or as a waste, under any applicable Environmental Law and includes petroleum and petroleum products, asbestos containing materials and polychlorinated biphenyls, but excludes commercial cleaning products.
“Indebtedness” means (without duplication) the sum of all amounts owing by the Company to repay in full all amounts due and terminate all obligations (other than indemnity obligations that are not owing or outstanding) with respect to (a) all obligations for the payment of principal, interest, penalties, fees or other liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) all obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (c) the capitalized portion of all obligations under direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of business), (d) all obligations under any leases constituting capitalized leases in accordance with GAAP, (e) all indebtedness for the deferred purchase price of property or services and all earnouts and contingent payment obligations arising pursuant to any acquisition or divestiture, (f) all liabilities pursuant to or under any interest rate protection agreement and all hedging, derivative and swap liabilities, (g) all obligations secured by an Encumbrance on property owned or acquired by the Company, and (h) all guarantee or keep well obligations, including those in respect of obligations of the kind referred to in clauses (a) through (g) above.
“Indemnification Claim” is defined in Section 8.5(a).
“Indemnitee” is defined in Section 8.5(a).
“Indemnitor” is defined in Section 8.5(a).
“Indemnity Cap” means (i) with respect to claims arising out of or related to Seller Fundamental Representations and representations of Seller made under Section 3.18, one hundred percent of the aggregate Purchase Price paid or payable by Buyer to Seller pursuant to the terms of Sections 2.2(b), 2.2(c) or 2.2(d), subject only to offset in accordance with Section 8.5(c)(i) and (ii) with respect to all other claims, fifty percent of the aggregate Purchase Price paid or payable by Buyer to Seller pursuant to the terms of Sections 2.2(b), 2.2(c) or 2.2(d), subject only to offset in accordance with Section 8.5(c)(i).

“Independent Accountant” is defined in Section 2.3(e).
“Insurance Policies” is defined in Section 3.19.
“Intellectual Property” means (a) patents, patent applications, and statutory invention registrations (including any continuations, continuations-in-part, divisions, extensions, provisionals, reexaminations, reissues, renewals and revisions), inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), discoveries, improvements, methods and processes; (b) copyrights, copyright registrations and applications for registration thereof, and other published and unpublished works of authorship, including audiovisual works, collective works, software, compilations, databases, derivative works, literary works, mask works, and sound recordings; (c) trademarks, service marks, trade dress, trade names, and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, corporate and business names and other source identifiers, trade names, trade dress, logos, and brand names, together with all goodwill associated therewith; (d) trade secrets to the extent protected by Law, technical data, customer lists, know-how, mask works, formulae, methods (whether or not patentable), designs, processes and procedures, and databases and data collections; and (e) Domain Names, uniform resource locators and other unique digital properties, including social media accounts, screen names, avatars, handles, and followers and the internet sites corresponding thereto.
“Intermediate Milestone Date” is defined in Section 2.2(b).
“Knowledge of Seller” or “Knowledge” means the actual knowledge of the persons set forth in Section 1.1(a) of the Disclosure Schedule after due inquiry of all Representatives of Seller and Representatives of the Company.
“Law” means any constitution, treaty, statute, law, ordinance, regulation, rule, code, or other requirement of any Governmental Authority.
“Leased Real Property” means the leasehold estate covered by the Alaska Hardrock Lease and the Office Lease.
“Liability” means, with respect to any Person, any liability, obligation, debt, commitment or guaranty of such Person of any kind or nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted.
“Losses” means all losses, Liabilities, damages, costs, awards, penalties, fines, fees, settlement amounts, and expenses (including reasonable attorneys’ fees and expenses), including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of experts.

“Lucky Shot Project” means any and all mining projects that include any part or portion of the Real Property, provided that such mining projects may include real property interests other than and in addition to the Real Property.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the mining industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iii) any changes in financial, banking or securities markets generally, including changes in interest rates and changes in exchange rates for the currencies of any countries; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other weather conditions or epidemic, pandemic or disease outbreak (including the COVID-19 virus); (vi) any action required or permitted by this Agreement; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other similarly situated participants in the mining industry.
“Material Contract” means each of the following Contracts:
(a) any Contract that (i) involves unpaid amounts to or from the Company in excess of US$50,000 in any 12-month period, (ii) involves aggregate unpaid payments to or from the Company in excess of US$250,000, or (iii) cannot be cancelled by the Company without penalty on not more than 60 days’ notice;
(b) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts to which the Company is a party or by which the Company is bound relating to the borrowing of money that is outstanding or may be incurred on the terms thereof, including any Contracts evidencing or otherwise relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;
(c) any Contract relating to the disposition or acquisition by the Company of any asset not in the ordinary course of business;
(d) any Contract creating an Encumbrance (other than Permitted Encumbrances) on any assets of the Company;
(e) any Contract for the grant of any option, right of first refusal or similar preferential right to purchase any material assets or properties of the Company;

(f) any partnership, joint venture or similar Contract;
(g) any lease (whether of real or personal property) involving payments by the Company in excess of US$20,000 in any 12-month period;
(h) any Contract that contains a “requirements” provision or other provision obligating a Person to purchase a minimum amount of any product or service from any other Person;
(i) any Contract that limits or restricts the freedom of the Company to compete in any line of business or with any Person or in any geographic area or to solicit for employment or hire any Person, including any Contract containing an “area of interest” or similar geographic limitation on the acquisition of property by the Company;
(j) any Contract under which the Company is obligated to guaranty obligations of any Person;
(k) any staffing service agreement by which any Person provides personnel to the Company;
(l) any Contract that provides for any severance, change of control or retention arrangement, including with any independent contractor to the Company;
(m) any outstanding general or special powers of attorney executed by or on behalf of the Company;
(n) any Contract relating to the settlement of any pending Claim;
(o) any Contract with any Governmental Authority (excluding any Permits);
(p) shareholder agreements, voting agreements or other agreements relating to the transfer or voting of shares or other equity interests of the Company (excluding the Operating Agreement);
(q) any Contract between the Company and any Affiliate of the Company;
(r) any hedging, futures, options or other derivative Contract;
(s) any contract that creates or may in the future create an obligation of the Company to pay a royalty to any third party; and
(t) all easements or rights-of-way granted to the Company by any third party (excluding any lease for Leased Real Property).
“Membership Interests” is defined in the recitals.
“NI 43-101” means Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“Office Lease” means the Commercial Lease Agreement dated July 1, 2019 between Jeffrey Johnson, as landlord, and the Company, as tenant, relating to 1517 Industrial Way, Suite #3, Palmer AK.
“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of June 30, 2018.
“Owned Property” means Government Lot 5, Section 18, Township 20 North, Range 4 West, Seward Meridian, 38851 W. Parks Highway, Willow, Alaska 99688.
“Parties” and “Party” are defined in the preamble.
“Permit” means any permit (including occupancy permit), certificate, license, franchise, registration, variance, exemption, order, consent or authorization issued or granted by any Governmental Authority.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments, charges, levies or other Claims not yet due and payable; (b) Encumbrances for Taxes, assessments, charges, levies or other Claims the validity of which are being contested in good faith and which are described in Section 1.1(b) of the Disclosure Schedule; (c) mechanics, carriers’, workmen’s, repairmen’s and other statutory liens or similar Encumbrances that do not materially detract from the value of, or impair the use of, any of the assets of the Company; (d) easements, rights of way, and Encumbrances arising under applicable Laws, including by-laws, regulations, ordinances and similar instruments relating to development and zoning; (e) rights reserved to any Governmental Authority to regulate any assets or property of the Company, including all existing Permits; (f) the Royalties; (g) rights and other Encumbrances reserved to or granted by Seller under the Operating Agreement; (h) Encumbrances created by this Agreement or any Related Agreement; (i) Encumbrances granted in the ordinary course of business to a public utility; (j) all rights reserved to or vested in any Governmental Authority by the terms of any mineral rights or other real property rights (including the right to terminate such mineral rights or real property rights or to require annual or periodic payments as a condition of the continuance thereof); and (k) other imperfections of title or Encumbrances that do not materially detract from the value of, or materially impair the use of, any of the assets of the Company.
“Person” means any individual, entity, association, trust, unincorporated organization, Governmental Authority, or other entity.
“Pledge Agreement” means that certain Pledge and Security Agreement, to be dated and delivered at the Closing, made by the Buyer in favor of the Seller, with respect to the membership interests of the Company, substantially in the form attached hereto as Exhibit B;
“Post-Closing Adjustment” is defined in Section 2.3(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Proceeding” is defined in Section 10.9.

“Promissory Note” means that certain Secured Promissory Note, to be dated and delivered at the Closing, in the original principal amount of US$6,250,000, made by Buyer in favor of Seller, substantially in the form attached hereto as Exhibit A.
“Property Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of either the Leased Real Property or Owned Property or the production of minerals or ore or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income Taxes and Transfer Taxes.
“Real Property” means (a) the Leased Real Property, (b) the Owned Property.
“Reclamation Bonds” is defined in Section 3.16(b).
“Registration Rights Agreement” means that certain Registration Rights Agreement to be dated as of the Closing and executed and delivered by Buyer and Seller, substantially in the form attached hereto as Exhibit D.
“Related Agreements” means the Promissory Note, the Pledge Agreement, the Registration Rights Agreement and each other agreement entered into in connection with the Closing.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Released Parties” is defined in Section 7.8(a).
“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” is Section 2.3(d).
“Response Period” is defined in Section 8.5(a).
“Responsible Party” is defined in Section 8.5(b).
“Restricted Business” means exploration and mining for gold and associated minerals.
“Restricted Period” is defined in Section 7.6(a).
“Review Period” is Section 2.3(c).
“Royalty” or “Royalties” is defined in Section 3.13(g).
“SEC Filings” is defined in Section 5.5(a).
“Seller” is defined in the preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Authority and Enforceability); Section 3.3 (Organization and Qualification); Section 3.4 (Capitalization); Section 3.5 (Subsidiaries); Section 3.24 (Brokers); Section 4.1 (Organization); Section 4.2 (Authority and Enforceability); Section 4.4 (Membership Interests) and Section 4.7 (Brokers).
“Seller Indemnified Parties” means Seller and its Affiliates and their respective Representatives, successors and assigns.
“Seller Material Adverse Effect” means any event, occurrence, fact, condition, development, change or circumstance that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a material adverse effect on the condition (financial or otherwise), assets, liabilities, or results of operations of the Company or Seller, or the value of the Membership Interests; provided that “Seller Material Adverse Effect” shall not include any event, occurrence, fact, condition, development, change or circumstance arising out of or attributable to: (A) general economic or political conditions in the United States; (B) changes or developments that affect generally the mining business (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (C) any changes in financial, banking or securities markets generally, including changes in interest rates and changes in exchange rates for the currencies of any countries; (D) any act of war by or against, or an escalation of hostilities involving, or an act of terrorism against, the United States; (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other weather conditions or epidemic, pandemic or disease outbreak (including the COVID-19 virus); (F) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby); (G) compliance with the terms of, or the taking of any action expressly required by this Agreement; or (H) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); provided further, however, that in the cases of the foregoing clauses (A) through (E) and clause (H), to the extent such matters disproportionately adversely affect the Company and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the mining or mine finance industry, such adverse effects may be taken into account when determining whether a “Seller Material Adverse Effect” has occurred.
“Seller Taxes” means (a) any and all forms of income Taxes of Seller imposed under applicable law as a result of the ownership of the Membership Interests for any Pre-Closing Tax Period (with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 7.7(d)); (b) any and all income taxes imposed on the Company, or for which the Company may otherwise be liable, for any Pre-Closing Tax Period (with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 7.7(d)); (c) any and all Taxes relating to Transfer Taxes allocated to Seller as provided for in Section 7.7(e); (d) any and all forms of income Taxes of any affiliated, consolidated, combined or unitary group (or any member thereof, other than the Company) of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of any state or local Law; (e) any and all forms of income Taxes of any other Person for any Pre-Closing Tax Period (with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 7.7(d)) for which the Company is or has been liable as a transferee or successor, by contract (other than any commercial contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise; or (f) any and all forms of Property Taxes with respect to the ownership of the Leased Real Property or Owned Property with respect to a Pre-Closing Tax Period determined in accordance with Section 7.7(d).

“S-K 1300” means subpart 1300 of Regulation S-K, as promulgated by the United States Securities and Exchange Commission, as amended.
“State Claims” means those State of Alaska unpatented mining claims described in Exhibit C attached hereto.
“Statement of Objections” is Section 2.3(d).
“Straddle Period” means a Tax period that commences on or before the Closing Date and that ends after the Closing Date.
“Survival Date” is defined in Section 8.1.
“Target Working Capital” means US$0.
“Tax Return” or “Tax Returns” means any report, return, election, document, estimated Tax filing, declaration, claim for refund, information return, or other form filed or required to be filed with respect to Taxes.
“Taxes” means any and all (i) taxes, duties and other assessments in the nature of a tax and imposed by any Governmental Authority, including net income, gross income, license, payroll, employment, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment or other withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, abandoned property, forfeitures, escheat, alternative or add-on minimum or estimated taxes, (ii) any interest, penalty or addition to any taxes described in (i) above.
“Technical Report” means any feasibility study or preliminary feasibility study prepared in accordance with S-K 1300 or similar report prepared in accordance with NI 43-101.
“Territory” means the area designated on Exhibit C.
“Third Party Claim” is defined in Section 8.5(b).
“Total Resource” means the aggregate “mineral resource” as defined in S-K 1300, including indicated mineral resources, inferred mineral resources and measured mineral resources, calculated in a Technical Report prepared by a “Qualified Person” as defined in S-K 1300, or equivalent indicated mineral resources, inferred mineral resources and measured mineral resources calculated in accordance with NI 43-101 or any other internationally recognized standard.
“Transfer Taxes” is defined in Section 7.7(e).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.
“VWAP” is defined in Section 2.2(b).
Section 1.2     Other Interpretive Provisions.  With reference to this Agreement, unless otherwise specified herein, the following interpretive provisions shall apply: (a) the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms; (b) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof; (c) Article, Section and Exhibit references are references to the articles, sections and exhibits of this Agreement; (d) the term “including” is by way of example and not a limitation; (e) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (f) in the computation of periods of time from a specified date to a later specified date, (i) the word “from” means “from and including;” (ii) the words “to” and “until” each mean “to but excluding;” (iii) the word “through” means “to and including” and (iv) the word “within” means “from and through” the specified days; (g) Article and Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement; (h) references to any agreement or instrument referred to herein means such agreement or instrument as amended, modified, replaced or supplemented from time to time to the extent permitted by the applicable provisions thereof; (i) references to any Governmental Authority include any successor to that Governmental Authority; (j) references to any Law are to the Law as amended, modified, supplemented or replaced from time to time, and to any section of any Law are to any successor to the section; and (k) references to “US$” and “USD” are references to United States dollars.  Notwithstanding anything herein to the contrary, if the date on which any action is to be taken, performance or payment is to be made, or notice is to be delivered, pursuant to this Agreement is not a Business Day, then the action shall be taken, payment or performance shall be made, or the notice shall be delivered, on the next succeeding Business Day with the same force and effect as if made on such preceding Business Day without breach or other penalty hereunder.
Section 1.3     Exhibits.  The Exhibits to this Agreement are incorporated herein and form an integral part hereof.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1     Purchase and Sale of the Membership Interests.  At the Closing, Seller shall sell and transfer to Buyer, free and clear of any and all Encumbrances (other than restrictions on subsequent transfer by Buyer under applicable state and federal securities Laws), and Buyer shall purchase from Seller, the Membership Interests.
Section 2.2     Consideration.
(a) Initial Consideration. At the Closing and as adjusted as set forth in Section 2.3, Buyer shall pay to Seller the purchase price (the “Purchase Price”) in the following form: (i) payment of cash amount equal to US$5,000,000, by wire transfer of immediately available funds, and (ii) delivery to Seller of the Promissory Note.

(b) Milestone-Based Consideration.
(i)
Upon the date following the Closing that is the earlier of time that (1) the Total Resource equals at least 500,000 ounces of gold or (2) that Buyer has produced and received proceeds from an aggregate of 30,000 ounces of gold (which shall include any silver based on a 1:65 gold:silver ratio), as determined by one or more refiners, from the Lucky Shot Project during any eighteen-month period (the “Intermediate Milestone Date”), Buyer will pay to Seller an additional US$8,750,000 as follows:

A.	US$5,000,000, by wire transfer of immediately available funds; and
B.
US$3,750,000 in the form of newly issued shares of common stock, par value US$0.01, of Buyer (the “Common Stock”) (valued at the 30-day volume weighted average price (“VWAP”) for each of the thirty trading days immediately prior to the Intermediate Milestone Date);

(ii)
Upon the earlier of the date (1) the Total Resource equals at least 1,000,000 ounces of gold or (2) that Buyer has produced and received proceeds from an additional 30,000 ounces of gold (including any silver based on a 1:65 gold:silver ratio), as determined by one or more refiners, from the Lucky Shot Project during any eighteen-month period after the Intermediate Milestone Date (the “Final Milestone Date”), Buyer will pay to Seller an additional US$10,000,000 as follows:

A.	US$5,000,000, by wire transfer of immediately available funds; and
B.	US$5,000,000 in the form of newly issued shares of Common Stock (valued at the 30-day VWAP for each of the thirty trading days immediately prior to the Final Milestone Date).
(c) Payment in Full. For the avoidance of doubt and subject to Section 2.2(f)(iii), at such time that the Total Resource equals 1,000,000 ounces of gold or, during any eighteen-month period, Buyer has produced an aggregate of 60,000 ounces of gold (including silver based on a 1:65 gold:silver ratio), as determined by one or more refiners, from the Lucky Shot Project all unpaid consideration pursuant to this Section 2.2(b) shall become due and payable.
(d) Change in Control. Notwithstanding anything to the contrary in Section 2.2(b) and subject to Section 2.2(f),

(i)
If Buyer sells, directly or indirectly, (A) fifty percent (50%) or more of (1) the membership interests in the Company or (2) the Lucky Shot Project to a third party, or (B) enters into an earn-in agreement with a third party for the Lucky Shot Project (a “Change of Control”), that results in proceeds to Buyer based on an enterprise value relating to the Company or the Lucky Shot Project of greater than US$30,000,000 (which amount will be increased for any equity capital contributions or fundings by Buyer to the Company), then either Buyer or Seller may elect, by thirty (30) days’ written notice to the other Party, to satisfy in full the obligations under Section 2.2(b) by payment from Buyer to Seller equal to sixty-six percent (66%) of the total unpaid consideration that has not become due pursuant to Section 2.2(b), which shall constitute full satisfaction of Buyer’s obligations under this Section 2.2(d); and

(ii)
Buyer shall have the right, at its sole discretion, and at any time, to prepay to Seller in full, all of the consideration that may become due pursuant to Section 2.2(b); provided that the consideration is paid in cash and such payment shall constitute full satisfaction of Buyer’s obligations under this Section 2.2(d).

(e) Share Consideration Limitation. In the event the shares of Common Stock issued pursuant to Section 2.2(b) will result in Seller owning more than 9.9% of Buyer, then Buyer shall have the option, in its sole discretion, to pay Seller cash or immediately available funds for the amount that would cause Seller to own more than 9.9% of Buyer shall instead be paid in cash.
(f) If Buyer has incurred Exploration Expenditures of at least US$10,000,000 and subject to Section 2.2(d), Buyer’s obligations set forth in Sections 2.2(b) and 2.2(c) may be assigned to and assumed by a third-party acquirer or party to the earn-in agreement in connection with a Change of Control that has acquired the Company and the Lucky Shot Project, pursuant to an assignment and assumption agreement, in the form attached hereto as Exhibit E, provided (i) the Company also assumes and is jointly and severally liable with the third-party acquirer for Buyer’s obligations set forth in Sections 2.2(b) and 2.2(c), (ii) the third-party acquirer also assumes the obligations of the Buyer under the Pledge Agreement, and (iii) the Company agrees not to transfer or assign any material portion of its assets, including any portion of the Lucky Shot Project, unless as a condition to such transfer the transferee agrees to pay the consideration set forth in Sections 2.2(b) and 2.2(c). Upon such assumption by a third-party acquirer and the Company of the obligations set forth in Sections 2.2(b) and 2.2(c) as provided in this Section 2.2(f), the Buyer, if not the successor in such Change of Control, shall no longer have any obligation under this Section 2.2; except that the obligation to issue Common Stock for the payment of any consideration under Section 2.2(b) or (c) shall be replaced by the obligation to pay by wire transfer of immediately available funds in the amounts thereof, as secured against the Real Property by the deed of trust.
(g) Security. The Buyer’s obligations to the Seller under the Promissory Note and the milestone-based consideration described in Section 2.2(b) shall be secured by the Buyer’s pledge to the Seller under the Pledge Agreement.

Section 2.3     Purchase Price Adjustment.
(a) Closing Adjustment.
(i)	At the Closing, the Purchase Price shall be adjusted downward or upward, in the following manner (with the reduction applied first to the Promissory Note and thereafter to the cash portion):
A.	a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;
B.	an increase by the amount, if any, by which the Estimated Closing Working Capital is more than the Target Working Capital;
C.	a decrease by any amount in excess of the Indebtedness of the Company as of the open of business on the Closing Date;
D.	an increase by the amount of any reduction in Indebtedness of the Company as of the open of business on the Closing Date; and
E.
an increase by the amount of any prepaid insurance premiums (from the Closing Date through the end of the coverage period) and any prepaid property taxes (from the Closing Date through the end of the tax period).

(ii)
The net amount after giving effect to the adjustments listed above shall be the “Closing Date Adjustment.”  Notwithstanding that forgoing, in the event the Closing Date Adjustment is less than US$10,000, then the Closing Date Adjustment shall be deemed to be zero.

(iii)
At least one day prior to Closing, Seller shall prepare and deliver to Buyer statements setting forth its good faith estimate of Closing Working Capital (collectively, the “Estimated Closing Working Capital”), which statements shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital of the Company (collectively, the “Estimated Closing Working Capital Statement”), and a certificate of a duly authorized officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(b) Post-Closing Adjustment.
(i)
Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer statements setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (collectively, the “Closing Working Capital Statement”) and a certificate of a duly authorized officer of the Company that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)
The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a negative number, then the Purchase Price will be decreased by such amount. If the Post-Closing Adjustment is a positive number, the Purchase Price will be increased by such amount. Notwithstanding that forgoing, in the event the Post-Closing Adjustment is less than US$20,000, then the Post-Closing Adjustment shall be deemed to be zero.

(c) Examination and Review. After receipt of the Closing Working Capital Statement, Buyer shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer and Buyer’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Seller and/or Seller’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Seller’s possession) relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Company.
(d) Objection. On or prior to the last day of the Review Period, Buyer may object to the Closing Working Capital Statement by delivering to Seller a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(e) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of PricewaterhouseCoopers  or, if PricewaterhouseCoopers is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(f) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(g) Determination by Independent Accountant. The Parties shall use commercially reasonable efforts to cause the Independent Accountant to make a determination as soon as practicable, but in any event within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.
(h) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(i) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.4     Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall occur simultaneously with the execution of this Agreement (the day on which the Closing takes place being referred to herein as the “Closing Date”) through the delivery and exchange by electronic mail in PDF or similar format between the Parties of all documents required to close the transactions contemplated by this Agreement on such date.
Section 2.5     Closing Deliveries of Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or its designee:
(a) an instrument of transfer in respect of the Membership Interests duly executed by Seller;
(b) the Pledge Agreement, duly executed by an authorized representative of Seller;
(c) the Registration Rights Agreement, duly executed by an authorized representative of Seller;
(d) good standing certificate (or its equivalent) of the Company as of a recent date from the Secretary of State of the State of Alaska; and
(e) executed certificate of the secretary or assistant secretary (or other authorized Person) of Seller, dated as of the Closing Date, which certifies that attached thereto are true and complete copies of all resolutions adopted by the governing bodies of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
Section 2.6     Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered to Seller:
(a) a cash amount equal to US$5,000,000 by wire transfer of immediately available funds;
(b) the Promissory Note, duly executed by an authorized representative of Buyer;
(c) the Pledge Agreement, duly executed by an authorized representative of Buyer;
(d) a counterpart of the Registration Rights Agreement, duly executed by an authorized representative of Buyer;

(e) a good standing certificate (or its equivalent) of Buyer as of a recent date from the Secretary of State of the State of Delaware; and
(f) an executed certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer, dated as of the Closing Date, which certifies that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements and documents to be entered into by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
Section 2.7     Withholding Taxes. Buyer and Seller agree that Buyer shall withhold and deduct a cash dollar amount equal to $1,317,028.12, which is (A) fifteen percent (15%) multiplied by the sum of (B) (i) the final Purchase Price payable at closing as adjusted pursuant to Section 2.3(a) of this Agreement, less the sum of (ii) the amount mutually agreed by Buyer and Seller to represent the value of the Company’s property and equipment at the Closing Date, net of accumulated depreciation plus the amount mutually agreed by Buyer and Seller to represent the value of the Company’s other assets which do not constitute United States real property interests, which withholding shall be deducted from the cash consideration payable to Seller at Closing pursuant to Section 1445(a) of the Code and the Treasury Regulations contemplated thereunder. With respect to the milestone-based consideration described in Section 2.2(b) hereof, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, and remitted to taxing authorities from any amount paid in cash or Common Stock, as and when such amounts are paid pursuant to Section 2.2(b), such amounts that are required to be deducted and withheld under applicable Law. Buyer will use commercially reasonable efforts to provide prior written notice to Seller of its intent to withhold from any amount payable pursuant to this Agreement (or any transactions contemplated hereby) and the legal basis therefor and shall reasonably cooperate with Seller to reduce or eliminate the applicable withholding Taxes to the extent permitted under applicable Law, including through the delivery by Seller to Buyer of certificates or affidavits. To the extent any such amounts are so deducted or withheld and remitted, such amounts will be treated for all purposes of this Agreement as having been paid to Seller.
Section 2.8     Allocation for U.S. Federal Income Tax Purposes. Buyer and Seller agree that any amounts treated as consideration for U.S. federal income Tax purposes shall be allocated among the assets of the Company in accordance with their relative fair market values, and substantially as described in Section 2.8 of the Disclosure Schedule, as such schedule may be updated with the mutual consent of the Parties (the “Allocation Schedule”); provided, however, that the amounts reflected on the Allocation Schedule shall be consistent with the fair market values used by Buyer and Seller in computing the amount of withholding set forth in the first sentence of Section 2.7 above.  The Parties shall agree to a final Allocation Schedule within ninety (90) days following the Closing, and any dispute with respect to the final Allocation Schedule shall be submitted to an independent accountant whose fees shall be paid equally by the parties.  The Allocation Schedule shall be revised in a manner consistent with relative fair market values of the assets of the Company to take into account any adjustments to the consideration under this Agreement, including any indemnification payments under Article VII.  The Parties shall not take any U.S. income Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Seller hereby represents and warrants to Buyer in respect of the Company as follows:
Section 3.1     Authority and Enforceability
(a) The Company has all requisite limited liability company power and authority to execute, deliver and perform the Related Agreements and to consummate the transactions contemplated thereby;
(b)  The execution, delivery and performance by the Company of the Related Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required on the part of the Company to authorize the execution, delivery and performance by the Company of the Related Agreements and the consummation of the transactions contemplated thereby.
(c) Each of the Related Agreements has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 3.2     No Conflict; Consents and Approvals.
(a) The execution, delivery and performance by the Company of each Related Agreement and the consummation of the transactions contemplated thereby, do not and will not: (i) conflict with or violate the Operating Agreement or other organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or its businesses or by which the Company or any of its assets are bound; (iii) result in a breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the Company’s rights or alter the rights or obligations of any third party under, result in or give to others any rights of termination, suspension, revocation, amendment, or cancellation of, or acceleration of the performance required by, any Material Contract; or (iv) result in the creation of an Encumbrance other than a Permitted Encumbrance on any of the assets of the Company.
(b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, no Consent from any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.
(c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, the Company will not be required to make any filing with or give any notice, or obtain any Consent, pursuant to any Material Contract in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.3     Organization and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Alaska.  Copies of the organizational documents of the Company, including each amendment thereto, are in the Data Room and are true, complete and in effect as of the date hereof.  The Company is not in violation of its organizational documents in any material respect.  The Company (a) has all necessary limited liability company power and authority to own its assets and to carry on its business as conducted on the date hereof and (b) is duly qualified to conduct its business and is in good standing in each jurisdiction in which the assets owned or leased by it or the operation of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.

Section 3.4     Capitalization.
(a) Seller holds 100% of the Membership Interests and there are no other issued and outstanding membership interests, profits interest or other equity interests of the Company.
(b) There are no pre-emptive or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests, of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(c) The Membership Interests are not subject to any voting trust agreement or similar arrangement relating to the voting of the Membership Interests other than the Operating Agreement.
(d) The obligations under the Letter of Intent, dated November 8, 2017, by and between Gold Torrent, Inc. and Miranda Gold Corp. have been terminated in all respects without the consummation of any transaction contemplated therein, and there are no binding obligations or Encumbrances upon the Company or its assets relating thereto.
Section 3.5     Subsidiaries.  The Company does not have and has never had any subsidiaries.
Section 3.6     Financial Information. Attached as Section 3.6 of the Disclosure Schedule are copies of (a) the unaudited balance sheet of the Company as of June 30, 2021 (the “Balance Sheet Date”) and related unaudited statements on income and cash flows for the period then ended, and (b) the audited balance sheet of the Company as of December 31, 2019 and 2020 and the related audited statements on income and cash flows for the respective fiscal years (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with the books and records of the Company and GAAP (other than the existence of notes and year-end adjustments, which will not individually or in the aggregate be material) applied on a consistent basis throughout the periods indicated. The Financial Statements present fairly, in all material respects, the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.  All of the books, records, and accounts of the Company are maintained in accordance with good business practice and all applicable Laws, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.

Section 3.7     Absence of Undisclosed Liabilities.  The Company does not have any Liabilities that are required to be recorded or reflected on its balance sheet under GAAP, other than Liabilities (a) reflected in, reserved against or described in the Financial Statements; (b) set forth in Section 3.7 of the Disclosure Schedule; or (c) incurred in the ordinary course of business subsequent to the Balance Sheet Date and which (i) are not and would not reasonably be expected to be material to the Company and (ii) are not liabilities for breach of contract, breach of warranty, tort, violation of Law or lawsuit.
Section 3.8     Absence of Certain Changes or Events.  Since the Balance Sheet Date, (a) there has not been any Seller Material Adverse Effect, and (b) except as set forth in Section 3.8 of the Disclosure Schedule, the Company has (i) conducted its businesses only in the ordinary course of business in all material respects and (ii) not taken or had occur any of the following actions or events:
(a) authorized for issuance, issued, sold, granted, pledged, delivered, transferred or assigned or agreed or committed to issue, sell, grant, pledge, deliver, transfer or assign any Membership Interests or other form of ownership interests of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any of the foregoing, or permit any Encumbrance to be imposed on any Membership Interests or other form of ownership interests of the Company;
(b) split, combined, redeemed, subdivided, reclassified, purchased or otherwise acquired directly, or indirectly, any Membership Interests or any other ownership interests of the Company;
(c) acquired by merger or consolidation with, or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person;
(d) failed to maintain any Real Property;
(e) made, declared, set aside or paid any distribution (whether in cash, stock or property) in respect of, any equity securities of the Company;
(f) sold, transferred, leased, licensed, assigned, pledged, encumbered or otherwise disposed of any of the assets of the Company, other than dispositions of obsolete equipment with not more than de minimis value or any other disposition in the ordinary course of business; provided, however, that, except as described in Section 3.8 of the Disclosure Schedule, there have been no dispositions of all or any portion of Real Property;
(g) acquired properties or assets outside the ordinary course of business;
(h) purchased or leased (as lessor or lessee), or entered into any Contract for the purchase or lease (as lessor or lessee) of, any real property;

(i) made any change in any method of accounting or accounting practice or principle of the Company other than those required by GAAP or applicable Law;
(j) made or changed any material Tax election, filed any material Tax Return other than on a basis consistent with past practice, filed any amended Tax Return, adopted or changed any material accounting method for Tax purposes (unless required by Law), settled any material Tax claim or assessment relating to the Company, or surrendered any material right to claim a refund for Taxes;
(k) hired any Person as an employee or appointed any person as an officer;
(l) entered into or renewed any Contracts containing, or otherwise subjecting the Company to, any material restrictions on the operation of the business of the Company in the ordinary course of business following the Closing;
(m) terminated, amended or modified any Material Contract, or entered into any new Contract that would be a Material Contract under the definition of Material Contract if entered into prior to the date of this Agreement;
(n) made any loans, advances or capital contributions to, or investments in, any other Person;
(o) amended the Operating Agreement or other organizational documents of the Company;
(p) adopted a plan of complete or partial liquidation or dissolution;
(q) filed a petition in bankruptcy under any provisions of bankruptcy Law on behalf of the Company or consent to the filing of any bankruptcy petition against the Company;
(r) created, incurred, assumed, guaranteed, endorsed or otherwise became liable for any Indebtedness for borrowed money or guaranteed any such Indebtedness of another Person other than in connection with the financing of the operations of the Company in the ordinary course of business;
(s) mortgaged, pledged, or subjected to any Encumbrance (other than Permitted Encumbrances) any Real Property or other assets or properties of the Company; or
(t) entered into any Contract or binding letter of intent with respect to, or otherwise committed or agreed, whether or not in writing, to do any of the actions described in Section 3.8(a)-(s).
Section 3.9     Legal Proceedings.  The Company is, and has at all times been, in material compliance with all Laws applicable to the Company or its assets, properties, businesses or operations, and no written notices have been received by Seller or the Company alleging a material violation of any such Laws.  There are no outstanding fines imposed on the Company by any Governmental Authority, and to the Knowledge of Seller no such fines by any Governmental Authority are pending or threatened. To the Knowledge of Seller, no Claim by or against the Company is pending or threatened, which seeks to delay or prevent the consummation of, or which would reasonably be expected to materially adversely affect, the ability of Seller or the Company to consummate the transactions contemplated by this Agreement.

Section 3.10     Compliance with Laws.  The Company is, and has been in material compliance with all Laws applicable to the Company or its assets, properties, businesses or operations, and no written notices have been received by Seller or the Company alleging a violation of any such Laws.  There are no outstanding fines imposed on the Company by any Governmental Authority, and to the Knowledge of Seller no such fines by any Governmental Authority are pending or threatened.
Section 3.11     Permits.  Section 3.11 of the Disclosure Schedule sets forth a true and complete list of all Permits held by the Company.  All material Permits required for the Company to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect, other than expired Permits which have been replaced or which are no longer required for the conduct of the Company’s business as currently conducted.  To the Knowledge of Seller, no condition exists that, with notice or lapse of time or both, would constitute a default under any such Permit or any continuing obligation under any expired Permit.  None of the representations and warranties contained in Section 3.11 shall be deemed to relate to environmental matters (which are governed by Section 3.16) (except to the extent that certain Permits listed in Section 3.11 of the Disclosure Schedule may constitute Environmental Permits), employment matters (which are governed by Section 3.17) or tax matters (which are governed by Section 3.18).
Section 3.12     Material Contracts.  Section 3.12 of the Disclosure Schedule sets forth a true, complete and correct list of each Material Contract. True and complete copies of each of the Material Contracts, including each amendment thereto, are in the Data Room. Each Material Contract is valid and in full force and effect, is legal, binding, and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has performed all material obligations required to be performed by the Company to date under the Material Contracts, and has not violated any provision of, or committed or failed to perform in any material respect any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract. Neither Seller nor the Company has received notice from any other party to a Material Contract that such party intends to repudiate, cancel, terminate, suspend performance under, or decline to renew a Material Contract.
Section 3.13     Real Property.
(a) The Leased Real Property constitutes all real estate in which the Company currently has, or at any time in its existence had, a leasehold or subleasehold interest. The Owned Property constitutes all real estate in which the Company currently has, or at any time in its existence had, a fee interest.
(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule: (i) the Company has good fee simple title to the surface estate, free and clear of all Encumbrances, other than Permitted Encumbrances in the Owned Property; and (ii) the Company has not leased or otherwise granted to any Person the right to use or occupy the Owned Property or any portion thereof.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule: (i) the Company has a valid and enforceable leasehold interest that is in full force and effect in each lease included in the Leased Real Property; (ii) the Company’s interest in each lease included in the Leased Real Property is free and clear of all Encumbrances, except for Permitted Encumbrances; (iii) to the Knowledge of Seller, there is no pending or threatened condemnation, eminent domain, taking or similar proceeding with respect to, any of the Leased Real Property; (iv) the Company is not in material default under the Alaska Hardrock Lease, (v) to the Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would become a default or breach by the Company, or would permit the termination thereof; and (vi) neither the Company nor Seller has received any notice of breach, default or termination under the Alaska Hardrock Lease and no claim, proceeding or other adversarial action is pending, or to the Knowledge of Seller, threatened by the lessor under such lease against the Company or Seller. All ad valorem taxes assessed against the Company with respect to the Leased Real Property have been timely and properly paid.
(d) The Company, subject to the paramount title of the State of Alaska, and except as set forth in Section 3.13(d) of the Disclosure Schedule, (i) is the holder of an undivided 100% legal and beneficial interest in the Owned Property and leasehold interest in the Leased Real Property; (ii) has not granted or created any Encumbrances, other than the Permitted Encumbrances against the Real Property; (iii) has not granted any Person: (A) the right to use the Real Property or any royalty or other interest whatsoever in production from the Real Property, or (B) any back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would adversely affect the Company’s interest in the Real Property; (iv) has maintained tenure to the Real Property in good standing, including paying, in a timely manner, all Governmental Fees, timely performing qualifying amounts of eligible assessment work as required to maintain tenure in good standing and timely making all required Governmental Authority filings; and (v) has not done or omitted to do anything that might cause any of the Real Property to be liable to forfeiture or abandonment due to any failure to comply with any provisions of AS 38.05 or 11 AAC Chapter 86, and to the extent that assessment work obligations in respect of any part of the Real Property have not been met in full, has paid all Governmental Fees or received all necessary waivers or extensions and has complied with the same.
(e) Except as set forth in Section 3.13(e) of the Disclosure Schedule, the current uses of and the conduct of the business of the Company on the Real Property comply in all material respects with all applicable Laws, including Laws in respect of any zoning and other regulations affecting the Real Property.
(f) Except as described in Section 3.13(f) of the Disclosure Schedules, there is legal access to and from the Real Property.
(g) Section 3.13(g) of the Disclosure Schedule sets forth a true, complete and correct list of all royalties, overriding royalties, net profit interests, and payments on or out of production in each case, by which the Real Property is burdened (each, a “Royalty” and collectively, the “Royalties”).  Except as set forth on Section 3.13(g) of the Disclosure Schedule, all advance minimum royalty obligations relating to the Real Property have been timely and properly paid.

(h) Since its formation, the Company has not granted any farm-in or earn-in rights, back-in rights, rights of first refusal, rights of first offer, option rights, area of interest rights or similar rights or provisions which could affect the Real Property.
(i) Seller has no Knowledge of any active oil or gas operations currently being conducted by any third party on or in the Real Property.
(j) The Company does not own or hold any water rights, including water leases and water supply agreements, ditch rights or other interests in water conveyance rights.  Each material Permit relating to water usage at the Real Property is set forth in Section 3.11 of the Disclosure Schedule.
(k) Except as set forth in Section 3.13(k) of the Disclosure Schedule, as of the Effective Date, the Real Property constitutes all of the real property owned, leased or operated by the Company.
Section 3.14     Tangible Assets.  The Company (a) has good and valid title to the material tangible assets that it owns, free and clear of all Encumbrances other than Permitted Encumbrances, and (b) has a valid leasehold interest in all material tangible assets that it leases, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 3.15     Intellectual Property.
(a) Section 3.15(a) of the Disclosure Schedule sets forth a true, complete and correct list of all (i) Company Owned Registered IP, and (ii) all material Intellectual Property owned, used, filed by or licensed to the Company (the Intellectual Property described in clauses (i) and (ii), collectively, the “Company Intellectual Property”).
(b) To the Seller’s Knowledge, the Company owns or has the right to use all Company Intellectual Property necessary to conduct the business as currently conducted.
(c) To the Seller’s Knowledge: (i) the Company’s use of the Company Intellectual Property does not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property.
Section 3.16     Environmental Matters.
(a) Except as set forth in Section 3.16(a) of the Disclosure Schedule, (i) the Company is and has been, and its business, assets and properties, including the State Claims and the Leased Real Property and any other Real Property, are and have been owned, leased, and operated, in compliance with all applicable Environmental Laws; (ii) neither Seller nor the Company has received (1) from any Person any Environmental Claim related to the Real Property or (2) any written notice alleging that the Company is in material violation of, or is materially liable under, any Environmental Law; and (iii) Seller has no Knowledge of any Environmental Claim related to the Real Property.

(b) Except as set forth in Section 3.16(b)(i) of the Disclosure Schedule, the Company is in material compliance with all of the Environmental Permits listed in Section 3.11 of the Disclosure Schedule, has obtained and provided to or posted with the appropriate Governmental Authority all reclamation bonds or other surety recognized in connection therewith, all of which are listed in Section 3.16(b)(ii) of the Disclosure Schedule (the “Reclamation Bonds”), and all such Environmental Permits and Reclamation Bonds are current and in full force and effect and have not been revoked, suspended, canceled or terminated, and, to the Knowledge of Seller, no notice has been given of any threatened revocation, suspension, cancellation or termination thereof.
(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, to the Knowledge of Seller (i) there has been no material Release of Hazardous Materials by the Company in contravention of Environmental Laws with respect to the business or assets of the Company or on, at, from, or under the Real Property, and (ii) neither Seller nor the Company has received a written notification, and Seller has no Knowledge that any Real Property (including soils, groundwater, and surface water located on or within any such Real Property) has been the source of or subject to any Release of or contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the terms of any Environmental Permit held by, or any material liability to or obligation on the part of, the Company.
(d) To the Knowledge of Seller all material environmental reports, records, sampling data, site assessments and other similar documents relating to the Real Property prepared by or for the Company are included in the Data Room.
(e) Notwithstanding any other provision of this Agreement, except for Section 3.6 (Financial Information), Section 3.7 (Absence of Undisclosed Liabilities), and Section 3.11 (Permits), the representations and warranties set forth in this Section 3.16 are the sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, and other environmental matters.
Section 3.17     Employee Matters.
(a) Section 3.17(a) of the Disclosure Schedule contains a list of persons who are employees of the Company. Except as set forth on Section 3.17(a) of the Disclosure Schedule, as of the date hereof, all compensation, including wages and bonuses, payable to such employees of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses for such employees.
(b) The Company is and has in the past been in compliance in all respects with all applicable Laws pertaining to employment and employment practices.
(c)  The Company (i) has never sponsored or maintained, contributed to, or been obligated to contribute to an Employee Plan, and (ii) has not incurred any liability that has not been satisfied in full and is not reasonably likely to incur any liability (including as a result of being an ERISA Affiliate of a person or entity) with respect to any Employee Plan. Neither the Company nor any ERISA Affiliate has ever contributed to or been obligated to contribute to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) a plan that is subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code.

Section 3.18     Taxes.
(a) Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all Tax Returns it was required to file.  Such Tax Returns are true, complete and correct in all respects.  All material Taxes required to be paid by the Company (whether or not shown on any Tax Return) that have become due and payable have been paid.
(b) The Company is not the subject of an audit or other examination of Taxes by any taxing authority and has not received written notification that such an audit is contemplated or pending.
(c) The Company (i) has not entered into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of any material Taxes of the Company that has not expired, (ii) is not presently contesting the Tax liability of the Company before any court, tribunal or agency, (iii) has not granted a power-of-attorney relating to any Tax matters to any Person that is currently in effect, (iv) is not the beneficiary of any extension of time within which to file any Tax Return that has not expired and (v) has not applied for or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company.
(d) All material Taxes which the Company was required by Law to withhold or collect in connection with amounts paid or owing to any member, creditor or other third party have been duly withheld or collected and paid over to the appropriate taxing authority and all Tax Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. The Company has no liability arising since its formation with respect to any employee withholding, payroll, or employment Taxes.
(e) No written Claim, which has not been resolved in the Company’s favor, has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(f) There are no material liens for Taxes (other than for Taxes not yet due and payable) on any of the assets of the Company.
(g) The Company is not a party to any Tax allocation, Tax sharing or similar agreement or other agreement or arrangement with respect to Taxes that could affect the Tax liability of Buyer or its Affiliates or is otherwise by operation of Law not subject to liability for any material Taxes of a third party.

(h) The Company (i) is disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7704-3(b)(1)(ii), (ii) has at no time been classified as a corporation for federal Tax purposes and therefore has not at any time been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or corporate group filing combined Tax Returns or similar group for state, local or foreign Tax purposes and (iii) has no liability arising since its formation for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than any commercial contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise.
(i) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof on or after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (or in the case of each of (i) and (ii), under any similar provision of applicable Law), (iii) installment sale or open transaction disposition consummated prior to the Closing, or (iv) prepaid amount received prior to the Closing.
(j) To the Knowledge of the Seller, the Company has not participated in a “reportable transaction” as that term is defined in Treasury Regulations Section 1.6011-4.
(k) The prices and terms for the provision of any property or services between the Company and any of its Affiliates are arm’s length for purposes of the relevant transfer pricing Laws and have not been determined with a purpose to obtain any reduction in Taxes or other Tax benefit, and the Company has complied with all contemporaneous documentation and disclosure requirements under applicable transfer pricing Laws.
(l) Except for any immaterial Taxes not yet due and payable or which cannot be reasonably determined as of the Closing, Seller has paid or has made reasonable provision for the payment of any Taxes that are due and owing as of the Closing Date.
(m) None of the Leased Real Property or Owned Property is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
Section 3.19     Insurance.  Section 3.19 of the Disclosure Schedule contains a true, complete and correct list of (a) all insurance policies covering the assets, business, equipment, properties, employees, officers and operations of the Company (the “Insurance Policies”), and (b) all material claims made against the Insurance Policies since the CRH Acquisition Date. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim by the Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies.  Such Insurance Policies are in full force and effect, all premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company is otherwise in material compliance with the terms of such policies and bonds.  To the Seller’s Knowledge, there is no threatened termination, cancellation, or non-renewal of, or material premium increase with respect to, any of such policies.

Section 3.20     No Expropriation.  As of the date of this Agreement, no property or asset of the Company has been taken or expropriated by any Governmental Authority, nor does Seller have Knowledge that any notice or proceeding in respect thereof has been given or commenced, nor does Seller have Knowledge of any intent or proposal to give any such notice or commence any such proceeding.
Section 3.21     Bank Accounts and Powers of Attorney.  Section 3.21 of the Disclosure Schedule sets forth a complete and accurate list showing the name of each bank, trust company or similar institution in which the Company has accounts or safety deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto and showing the name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof.
Section 3.22     Anticorruption.  No agent, consultant, representative or other Person engaged by Seller on behalf of the Company, has, directly or indirectly, in violation of any applicable Law (including without limitation the Foreign Corrupt Practices Act of 1977, as amended): (a) made, offered to make, or authorized any contribution, gift, bribe, rebate, payoff, influence payment, improper payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, permit(s) or approval(s), or to pay for favorable treatment for business, permit(s) or approval(s) already secured or (ii) to obtain special concessions or to pay for special concessions already obtained; or (b) established or maintained any fund or other asset that has not been properly recorded in the books and records of the Company.
Section 3.23     Affiliate Transactions.  Except as set forth in Section 3.23 of the Disclosure Schedule, none of Seller or any Affiliate of Seller (other than the Company) (a) is party to any Contract with the Company, or (b) owns or has any interest in any property or right, tangible or intangible, that is used in the businesses of the Company as currently conducted.
Section 3.24     Brokers.  Except as set forth in Section 3.24 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding made by or on behalf of Seller or the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Seller hereby represents and warrants to Buyer as follows:
Section 4.1     Organization. Seller is a private limited corporation duly organized, validly existing and in good standing under the Laws of Singapore. Seller (i) has all necessary company power and authority to own its assets and to carry on its business as conducted on the date hereof and (ii) is duly qualified to conduct its business and is in good standing in its jurisdiction of organization.

Section 4.2     Authority and Enforceability.
(a) Seller has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller, of this Agreement and the Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, and no further action is required on the part of Seller to authorize the execution, delivery and performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 4.3     No Conflict; Consents and Approvals.
(a) The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or violate the articles of incorporation, bylaws or other organizational documents of Seller; (ii) conflict with or violate in any material respect any Law applicable to Seller or the business of Seller or by which Seller or any of the assets of Seller is bound; (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair Seller’s rights or alter the rights or obligations of any third party under, except as set forth in the Operating Agreement result in or give to others any rights of termination, suspension, revocation, amendment, or cancellation of, or acceleration of the performance required by, any Contract to which Seller is a party or by which it is bound; or (iv) result in the creation of an Encumbrance on the Membership Interests in favor of any third party (other than Buyer), except, in the case of the foregoing clauses (i) through (iv), to the extent the same would not, individually or in the aggregate, impair or delay, or reasonably be expected to impair or delay, Seller’s ability to consummate the transactions contemplated hereby.
(b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, no Consent from any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby.
(c) Except as set forth in Section 4.3(c) of the Disclosure Schedule, Seller is not and will not be required to make any filing with or give any notice, or obtain any Consent, pursuant to any material Contract to which Seller is a party or to which it is bound in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, except to the extent that the failure to make such filing or to give such notice or to obtain such Consent would not, individually or in the aggregate, impair or delay, or reasonably be expected to impair or delay, Seller’s ability to consummate the transactions contemplated hereby.

Section 4.4     Membership Interests. The Membership Interests are free and clear of all Encumbrances, other than restrictions on resale or transfer under applicable state and federal securities Laws. Except for the Operating Agreement, Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Membership Interests, or (b) any voting trust, proxy, or other Contract or understanding with respect to the Membership Interests.
Section 4.5     Litigation.  No Claim is pending or, to the Knowledge of Seller, threatened, which seeks to delay or prevent the consummation of, or which would reasonably be expected to materially adversely affect Seller’s ability to consummate, the transactions contemplated by this Agreement.  Neither of Seller nor any of its assets is subject to any Governmental Order, nor, to the Knowledge of Seller, are there any Governmental Orders threatened to be imposed by any Governmental Authority that would reasonably be expected to have a material adverse effect on the ability of Seller to perform their obligations under this Agreement and the consummation of the transactions contemplated hereby or thereby.
Section 4.6     Solvency.  After giving effect to the consummation of the transactions contemplated hereby and any related transaction, Seller (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or the Company.
Section 4.7     Brokers. Except as set forth in Section 4.7 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding made by or on behalf of Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 5.1     Organization. Buyer is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer (a) has all necessary corporate power and authority to own its assets and to carry on its business as conducted on the date hereof and (b) is duly qualified to conduct its business and is in good standing in each jurisdiction in which the assets owned or leased by it or the operation of its business makes such qualification necessary, except, in the case of this clause (b), to the extent that the failure to be so qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 5.2     Authority and Enforceability.  Buyer has all requisite corporate or other organizational power and authority to execute, deliver, and perform this Agreement, the Pledge Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of Buyer and no further action is required by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 5.3     No Conflict; Governmental Consents and Approvals.
(a) The execution, delivery and performance by Buyer of this Agreement, the Pledge Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the articles of incorporation, bylaws or other organizational documents of Buyer; (ii) conflict with or violate in any material respect any Law applicable to Buyer or its business or by which such Buyer or any of its assets are bound; or (iii) result in any material breach of, constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, materially impair Buyer’s rights or alter the rights or obligations of any third party under, result in or give to others any rights of termination, suspension, revocation, amendment, or cancellation of, or acceleration of the performance required by, any Contract to which Buyer is a party or by which it is bound, except, in the case of any of the foregoing, to the extent the same would not, individually or in the aggregate, impair or delay, or reasonably be expected to impair or delay, Buyer’s ability to consummate the transactions contemplated hereby.
(b) No Consent from any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby.
Section 5.4     Litigation.  No Claim is pending or, to the knowledge of Buyer threatened, which seeks to delay or prevent the consummation of, or which would reasonably be expected to materially adversely affect Buyer’s ability to consummate, the transactions contemplated by this Agreement.  None of Buyer or any of its respective assets are subject to any Governmental Order, nor, to the knowledge of Buyer, are there any Governmental Orders threatened to be imposed by any Governmental Authority that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the consummation of the transactions contemplated hereby.
Section 5.5     1934 Act Reporting.
(a) Buyer is a reporting issuer under Section 13 and/or Section 15(d) of the 1934 Act, and, except as set forth on Schedule 1, Buyer has filed in a timely manner all reports required to be filed pursuant to Sections 13(a), 13(e), 14 and 15(d) of the 1934 Act during the preceding twelve (12) months (the “SEC Filings”).

(b) Since July 1, 2019, the consolidated financial statements of Buyer and its subsidiaries (including the related notes thereto) and schedules included or incorporated by reference in the SEC Filings comply in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable, and present fairly the financial condition of Buyer and its consolidated subsidiaries as of the date(s) indicated and the results of their respective operations and the changes in their respective cash flows for the periods specified; such financial statements have been prepared in conformity with accounting principles applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed in the financial statement footnotes, and the supporting schedules included or incorporated by reference in SEC Filings present fairly the information required to be stated therein.
(c) None of the SEC Filings at the time they were filed contained any untrue statement of material fact or omit a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
Section 5.6     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding, written or oral, made by or on behalf of Buyer, other than any such agreement or arrangement as would not result in any Liability to Seller.
Section 5.7     Investment Intent.  Buyer acknowledges that the Membership Interests have not been registered under the 1933 Act and that the Membership Interests may not be resold absent such registration or unless an exemption therefrom is available.  Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the 1933 Act and is acquiring the Membership Interests for its own account, for investment purposes only, and not with a view toward distribution thereof.
Section 5.8     Non-Reliance of Buyer. Except for the specific representations and warranties expressly made by Seller regarding the Company in Article III and Seller in Article IV, Buyer acknowledges that (a) neither Seller nor the Company, nor any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the Company, Seller or any of their respective businesses, assets, liabilities, operations, prospects, conditions (financial or otherwise), including with respect to the effectiveness or success of the Company’s, Seller’s operations, exploration activities or future capital raising activities and (b) no officer, agent, representative or employee of the Company, Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement. Buyer specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by any Person except specific representations and warranties expressly made by Seller regarding the Company in Article III and Seller in Article IV.

ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1     Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of Seller contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of Related Agreements to be performed or complied with by it prior to or on the Closing Date.
(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) There shall have been no event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e) All approvals, consents and waivers that are listed on Section 3.2(b) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(f) Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.3(a)(ii).
(g) Seller shall have delivered to Buyer each of the deliverables set forth in Section 2.5.
(h) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 6.2     Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of Buyer  contained in this Agreement, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of Related Agreements to be performed or complied with by it prior to or on the Closing Date.
(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) Buyer shall have delivered to Seller each of the deliverables set forth in Section 2.6.
(e) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
Section 7.1     Conduct of Business Prior to Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:
(a) cause the Company to maintain the properties and assets owned, including Owned Property and Leased Real Property in the same condition as they were on the date of this Agreement;
(b) cause the Company to preserve and maintain all of its Permits;
(c) cause the Company to pay its debts, Taxes and other obligations when due;
(d) cause the Company to continue in full force and effect without modification all Insurance Policies;
(e) cause the Company to defend and protect its Real Property and other assets from infringement or usurpation;
(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(g) cause the Company to maintain its books and records in accordance with past practice; and

(h) cause the Company to comply with all applicable Laws.
Section 7.2     Access to Information.  From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
Section 7.3     Public Disclosure.  No public announcement or disclosure will be made by Buyer, on the one hand, or Seller, on the other hand, with respect to the subject matter of this Agreement or any of the Related Agreements without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that the provisions of this Section 7.3 will not prohibit any disclosure to the extent required by any applicable Law or stock exchange rule (in which case the disclosing Party will provide the other Party with the opportunity to review in advance of the disclosure), or to the extent any disclosure is required to be made as a result of enforcement of any right or remedy relating to this Agreement, or any of the Related Agreements.
Section 7.4     Commercially Reasonable Efforts.  Subject to the terms and conditions set forth herein, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including by executing or delivering any additional instruments reasonably necessary to consummate the transactions and to fully carry out the purposes of this Agreement.
Section 7.5     Regulatory Filings.  Each Party shall coordinate and cooperate with one another and use its commercially reasonable efforts to comply with, and refrain from taking any action that would impede compliance with, all Laws applicable to the transactions contemplated hereby and to seek all approvals of any Governmental Authority that are necessary for such Party, or as applicable the Parties, to consummate the transactions contemplated hereby.
Section 7.6     Non-Competition.
(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company.  Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 20% or more of any class of securities of such Person, and Affiliate shall not include Pat Okita or his wholly-owned consulting company.

(b) Seller acknowledges that a breach or threatened breach of this Section 7.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 7.7     Tax Matters.
(a) Seller shall prepare and timely file or cause to be prepared and timely filed with the appropriate authorities all Tax Returns required to be filed by the Company on or before the Closing Date. All such Tax Returns shall be prepared on a basis consistent with the past practice of the Company (except as otherwise required by applicable Law).
(b) Buyer shall prepare and timely file or cause to be prepared and timely filed with the appropriate authorities all Tax Returns required to be filed by the Company for all Pre-Closing Tax Periods due after the Closing Date.  All such Tax Returns shall be prepared on a basis consistent with the past practice of the Company (except as otherwise required by applicable Law) and in a manner that does not distort as between taxable periods beginning on or before the Closing Date and taxable periods beginning after the Closing Date or, as to taxable periods beginning before and ending after the Closing Date, between the periods before and after the Closing Date (e.g., by deferring deductions or accelerating income). Buyer shall permit Seller to review and comment on each such Tax Return prepared by Buyer pursuant to this Section 7.7(b) at least fifteen (15) days prior to the due date (including applicable extensions) for filing such Tax Return and shall make all changes reasonably requested by Seller.
(c) Seller shall have the obligation to pay any Seller Taxes shown as due and payable by the Company on Tax Returns filed pursuant to Section 7.7(b) with respect to a Pre-Closing Tax Period.  Seller shall pay to the Company any such Taxes due from the Company (such payment to be made no later than three Business Days before the Company is required to file the applicable Tax Return with the applicable Governmental Authority, taking into account any extensions timely filed by the Company).
(d) For purposes of determining the amount of Taxes that are payable for a Straddle Period, the portion of such Taxes that relates to the portion of the Straddle Period treated as a Pre-Closing Tax Period shall (i) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes, be deemed equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on and included the Closing Date (at the end of the day on the Closing Date), provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(e) All transfer, documentary, filing, recording, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed upon the sale by Seller to Buyer of the Membership Interests pursuant to this Agreement (the “Transfer Taxes”) shall be borne by Buyer up to an amount of US$25,000 (the “Buyer Transfer Tax Threshold”) and any amounts of Transfer Tax in excess of the Buyer Transfer Tax Threshold shall be borne by Seller. Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes.  Buyer and Seller shall cooperate to file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes and shall cooperate in good faith to minimize, to the fullest extent possible, the amount of any such Transfer Taxes.
(f) For federal income tax purposes and to the extent foreign, state and local Tax law mirror the treatment for federal income tax purposes, the purchase and sale of the Membership Interests shall be treated by the parties as the purchase and sale of the underlying assets owned by the Company.
(g) Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, with respect to the Company: (i) amend, refile or otherwise modify any Tax Return relating in whole or in part to a Pre-Closing Tax Period or Straddle Period, (ii) extent or waive any statute of limitations or other period for the assessment of any Tax that relates to a Pre-Closing Tax Period or Straddle Period (except at the request of a taxing authority in connection with any audit or other Tax examination or proceeding), (iii) make or change any Tax election of the Company for a Pre-Closing Tax Period or Straddle Period, (iv) file any Tax Return for any Pre-Closing Tax Period or Straddle Period for the Company in a jurisdiction where the Company has not previously filed Tax Returns, or (v) apply to any taxing authority for any binding or non-binding opinion, ruling or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any taxing authority with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Tax Period or Straddle Period.
(h) Buyer shall promptly pay over to Seller any refund or credit that Buyer, the Company or any Affiliate of Buyer or the Company receive after the Closing Date with respect to Seller Taxes.
(i) To the extent any approvals of Seller are required under the Operating Agreement to implement the provisions of this Section 7.7, after reasonable written notice to Seller as to such approvals and a reasonable time for Seller to review the approval sought, Seller shall grant such approvals.

Section 7.8     Release.   Excluding, in all instances, any Claim or Proceeding relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the or the Related Agreements, Seller hereby fully, finally and irrevocably releases, acquits and forever discharges Buyer, the Company, and each of their respective joint or mutual, past, present and future successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, officers, directors, managers, Affiliates, agents, insurers and controlling persons and all persons and entities acting for, through or in concert with any of them (collectively, the “Released Parties”), of and from any and all commitments, actions, debts, Claims or Proceedings, suits, causes of action, Liabilities, damages, demands, and compensation of every kind and nature whatsoever, whether known or unknown, contingent or otherwise, suspected or unsuspected, at law or in equity, whether in any federal or state court or before an administrative agency of any federal, state, county or municipal government, arising directly or indirectly as a result of (i) Seller’s ownership interest in the Company, or (ii) the Operating Agreement, which Seller had, has or may have had at any time in the past until and including the Closing, against the Released Parties (collectively, “Causes of Action”).
(b) Seller hereby represents to the Released Parties that Seller (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, and (ii) fully intends to release all Causes of Action against Released Parties including unknown and contingent Causes of Action.
(c) Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or Proceeding against any Released Parties, based upon any Causes of Action.  Seller further agrees that, in the event Seller brings a Claim or Proceeding released by this Section 7.7(a) or does not dismiss and withdraw any Claim or Proceeding released by this Section 7.7(a) in which Seller seeks damages or any other relief against any Released Party, or in the event Section 7.7(a) seeks to recover against any Released Party in any Claim or Proceeding brought by a Governmental Authority on its behalf, the release in this Section 7.7(a) shall serve as a complete defense to such Claims or Proceeding.
(d) Notwithstanding anything to the contrary contained in this Section 7.7(a), Seller is not waiving any right that cannot be waived under applicable Law.
Section 7.9     Exploration Covenant.  Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to budget and spend: (a) at least US$5,000,000 on Exploration Expenditures during the eighteen month period following the Closing Date, and (b) aggregate Exploration Expenditures (taking into account all Exploration Expenditures contemplated in subclause (a) above) of at least US$10,000,000 on or before the thirty-six (36) month anniversary of the Closing Date, on the Lucky Shot Project for the purposes of expanding the Total Resource.  Buyer shall use its commercially reasonable efforts to prepare or cause to be prepared and delivered to the Seller on or before August 31 of each year, starting on August 31, 2022, periodic annual reports and analysis, and an update thereto on the date that is eighteen months after the Closing Date, of the exploration efforts, including all drilling and exploration activities, all internal results of such activities including the amount of produced and received proceeds from gold (and silver based on a 1:65 gold:silver ratio) as provided under Section 2.2(b) of this Agreement, and the amount of Exploration Expenditures incurred during the applicable period of such report, and, if in Buyer’s sole reasonable judgment, a S-K 1300 report is required, shall use commercially reasonable efforts to cause a current Technical Report to be prepared by a “Qualified Person” as defined in S-K 1300, which shall be used to determine the Total Resource on the Lucky Shot Project. If such annual or interim reports do not reflect Exploration Expenditures contemplated in subclause (a) and (b) above, Buyer shall promptly following reaching the Exploration Expenditures in subclause (a) or (b), as applicable, provide an update to the immediately prior annual report. For the avoidance of doubt, commercially reasonable efforts shall take into account the results of all drilling activities, ability to obtain all required permits for exploration of the Lucky Shot Project and the ability of Buyer to raise capital or funding required to fund such exploration efforts.

Section 7.10     Statement of Annual Labor.  Buyer shall cause the Company to file and record on or before September 30, 2021 its Statement of Annual Labor for the State Claims for the mining labor year ending September 1, 2021 with a total labor value of $60,539.  Upon the completion of the filing, Buyer shall deliver a filed copy of the Statement of Annual Labor to Seller.  Upon request from Buyer, Seller shall provide Buyer with information in Seller’s possession reasonably requested in support of the Statement of Annual Labor filing.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
Section 8.1     Survival of Representations and Warranties.  All representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect (a) until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation, tolling or extension thereof), in the case of the Seller Fundamental Representations, (b) until the date that is 90 days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation, tolling or extension thereof), in the case of the representations and warranties in Section 3.18 (Taxes), and (c) until the date that is twenty-four (24) months after the Closing Date, in the case of all other representations and warranties, after which time such representations and warranties shall terminate (the last day of the applicable period of survival referred to in the immediately preceding sentence is referred to as the “Survival Date”).  Any Claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period (including the Survival Date) for such representation and warranty with respect to the Claim asserted shall continue until the Claim is fully resolved.  All agreements, covenants and obligations contained in this Agreement shall survive in perpetuity unless satisfied earlier in accordance with their terms, and any Claims under this Agreement with respect to a breach of such agreements, covenants and obligations must be asserted by written notice within such periods.  The Parties agree that the survival period and the other limitations for the time period to bring a claim set forth in this Section 8.1 shall serve to shorten any statutes of limitation that would otherwise be applicable.
Section 8.2     Indemnification by Seller.
(a) Following the Closing, and subject to the limitations set forth in this ARTICLE VIII, Seller shall indemnify, defend and hold harmless each Buyer Indemnified Party against all Losses incurred or suffered by such Buyer Indemnified Party arising out of or resulting from:

(i)	any breach of or inaccuracy in any representation or warranty of Seller set forth in Article III or Article IV of this Agreement or in the certificate delivered pursuant to Section 2.5(e);
(ii)	any failure by Seller to perform or comply with any covenant contained in this Agreement; or
(iii)	any and all Seller Taxes.
Section 8.3     Indemnification by Buyer.
(a) Following the Closing, and subject to the limitations set forth in this ARTICLE VIII, Buyer shall indemnify, defend and hold harmless each Seller Indemnified Party against all Losses incurred or suffered by such Seller Indemnified Party arising out of or resulting from:
(i)	any breach of or inaccuracy in any representation or warranty of Buyer set forth in Article V or in the certificate delivered pursuant to Section 2.6(e); and
(ii)	any failure by Buyer to perform or comply with any covenant contained in this Agreement.
Section 8.4     Determination of Indemnification Amounts.
(a) Except in the case of fraud, no Indemnitee shall be entitled to recover any Losses that constitute punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple.
(b) The amount of Losses that any Indemnitee may recover pursuant to Section 8.2 or Section 8.3, respectively, shall be reduced, on a dollar-for-dollar basis, by any amounts actually received in cash by the Indemnitee in respect of the Losses forming the basis of such claim for recovery (y) from a third party pursuant to any indemnification from such third party, or (z) under any insurance policy (net of any costs, expenses, premiums or Taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums or retroactive premiums which are directly attributable to the Loss)); provided, however, that (i)(A) the Seller shall not be liable to any Buyer Indemnified Party under Section 8.2(a) and (B) the Buyer shall not be liable to any Seller Indemnified Party under Section 8.3(a), in each case until the aggregate amount of all Losses in respect of indemnification exceeds $250,000, in which case the Seller or Buyer, as applicable, shall be required to pay or be liable for all such Losses, from the first dollar, and (ii) the aggregate amount of all Losses that any Indemnitee may recover pursuant to Section 8.2 or Section 8.3, respectively, shall not exceed the Indemnity Cap.
(c) Each Indemnitee shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 8.5     Indemnification Procedures.
(a) As soon as reasonably practicable after a Seller Indemnified Party or a Buyer Indemnified Party (each, as applicable, an “Indemnitee”) becomes aware of any Claim that it has under this ARTICLE VIII that could reasonably be expected to result in an indemnifiable Loss (an “Indemnification Claim”), and in any event within 30 days of any third-party Indemnification Claim being presented in writing to the Indemnitee by the Person making such Indemnification Claim, the Indemnitee shall give written notice thereof (a “Claims Notice”) to Seller or Buyer, as applicable (such party or parties responsible for the indemnification, the “Indemnitor”).  A Claims Notice must describe the Indemnification Claim in reasonable detail, and indicate the amount (estimated in good faith, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Indemnitee.  Notwithstanding the foregoing, no delay in or failure to give a Claims Notice pursuant to this Section 8.5 will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement, or alter or relieve an Indemnitor of its obligation to indemnify the applicable Indemnitee, except (i) to the extent that the Claims Notice is delivered to the Indemnitor after the Survival Date; or (ii) to the extent that such delay or failure results in the forfeiture by the Indemnitor of rights or defenses otherwise available to the Indemnitor with respect to such Indemnification Claim or otherwise materially adversely prejudices the Indemnitor.  The Indemnitor shall respond to the Indemnitee (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is received by the Indemnitor. Any Claim Response must specify whether the Indemnitor disputes the Indemnification Claim described in the Claims Notice.  If the Indemnitor fails to deliver a Claim Response within the Response Period, the Indemnitor will be deemed not to dispute the Indemnification Claim described in the related Claims Notice.  If the Indemnitor elects not to dispute an Indemnification Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the relevant Indemnitor to the maximum extent permitted by this ARTICLE VIII, and the Indemnitee shall be entitled to recover the amount of such Losses to the maximum extent permitted by this ARTICLE VIII.  If the Indemnitor delivers a Claim Response within the Response Period indicating that the Indemnitor disputes one or more of the matters identified in the Claims Notice, Buyer and Seller shall promptly meet and negotiate in good faith to settle the dispute.  Buyer and Seller shall cooperate with and make available to the other party and its respective Representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes, except to the extent such disclosure is reasonably likely to, in the disclosing party’s good faith determination, materially compromise the assertion of any attorney-client privilege.  If Buyer and Seller are unable to reach agreement within 30 days after the conclusion of the Response Period, then either Buyer or Seller may resort to other legal remedies subject to the limitations set forth in this ARTICLE VIII.

(b) In the event of any Claim by a third party against an Indemnitee for which indemnification is available hereunder (a “Third Party Claim”), the Indemnitor has the right to assume and conduct the defense of such Third Party Claim (at the Indemnitor’s sole expenses) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, which right shall be exercisable by indicating the assumption and conduct of the defense of such Third Party Claim in writing in the Claim Response; provided that (i) if the named parties to such Third Party Claim include both the Indemnitor and the Indemnitee and the Indemnitee has been advised by counsel that there could be a conflict of interest in the case of joint representation or that there may be a legal defense available to the Indemnitee that is different from those available to the Indemnitor, or (ii) for the period during which the Indemnitor has not assumed the conduct and control of such Third Party Claim in accordance with this Section 8.1(b), the Indemnitee shall be entitled to separate counsel of the Indemnitee’s own choosing whose fees and expenses shall be borne by the Indemnitor; provided further that the Indemnitor shall not be permitted to assume defense of any Third Party Claim against an Indemnitee for which indemnification is available hereunder (without the written consent of the Indemnitee) if (A) the third party claimant is seeking injunctive or equitable or similar relief that, if obtained, could be materially adverse to the Indemnitee, (B) the Claim (1) relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (2) involves any customers or suppliers of the Indemnitee or its Affiliates, or (3) involves a matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (C) the Indemnitor shall not have assumed the defense against the Claim in a timely fashion (but in any event within 30 days of notice of such Claim).  If the Indemnitor has timely assumed such defense as provided in this Section 8.1(b), the Indemnitee may still participate in, but not control, the defense of such Third Party Claim, but the Indemnitor will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Third Party Claim so long as the Indemnitor actively, diligently and in good faith defends such Third Party Claim.  If the Indemnitor does not assume the defense of any Third Party Claim in accordance with this Section 8.1(b), the Indemnitee shall continue to defend such Third Party Claim at the sole cost of the Indemnitor (subject to the limitations set forth in this ARTICLE VIII) and the Indemnitor may still participate in, but not control, the defense of such Third Party Claim at the Indemnitor’s sole cost and expense.  Except with the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnitor, in the defense of any such Third Party Claim, will consent to the entry of any judgment or enter into any settlement thereof; provided that the Indemnitee may withhold any such consent in its sole and absolute discretion with respect to any settlement or judgment (x) if it provides for injunctive or other nonmonetary relief affecting the Indemnitee, (y) unless it includes as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnitee and its Affiliates of a release from all liability with respect to such Third Party Claim or litigation, or (z) if it involves a finding or admission of any violation of Law or the rights of any Person or has an effect on any other Third Party Claims that may be made against the Indemnitee. In any such Third Party Claim, the party responsible for the defense of such Third Party Claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such Third Party Claim, including all settlement negotiations and offers.  Each Indemnitee shall use commercially reasonable efforts to make available to the Indemnitor and its Representatives, all books, records and personnel of the Indemnitee relating to such Third Party Claim and shall reasonably cooperate with the Indemnitor in the defense of the Third Party Claim.
(c) Once the amount of Losses is determined in the manner set forth herein, agreed to by the Buyer Indemnified Party or Seller Indemnified Party, as applicable, or finally adjudicated to be payable pursuant to this ARTICLE VIII, the obligation for such Losses shall be satisfied as follows:
(i) With respect to any obligation of Seller to indemnify any Buyer Indemnified Party for any Losses, at the sole discretion of Buyer, such Losses will be satisfied by: (a) offset against the outstanding principal and accrued and unpaid interest Buyer owes to Seller under the Promissory Note or (b) offset against any outstanding payments Buyer owes to Seller at such time pursuant to Section 2.2(b), and thereafter, Seller shall pay to Buyer the amount, up to the Indemnity Cap, by which such Losses exceed (x) the outstanding principal and accrued and unpaid interest Buyer owes to Seller under the Promissory Note, or (y) all outstanding payments Buyer owes to Seller pursuant to Section 2.2(b), once such Losses are finally determined or adjudicated, at the sole discretion of Seller, by: (i) wire transfer of immediately available funds to an account or accounts designed in advance by Buyer, or (ii) Common Stock delivered to Buyer pursuant to this Agreement, the value of which shall be calculated using the 30-day VWAP for each of the thirty trading days immediately prior to the date the relevant Indemnification Claim or Third Party Claim, as applicable.

(ii) With respect to any obligation of Buyer to indemnify any Seller Indemnified Party for any Losses, within five (5) Business Days of such determination or adjudication, Buyer shall pay to the Seller Indemnified Party the amount of such Losses by wire transfer of immediately available funds to an account or accounts designed in advance by Seller.
Section 8.6     Effect of Transfer or Sale of Shares by Seller.  In the event Seller, or any of its successors or assigns, transfers any portion of shares of Common Stock received pursuant to this Agreement or any right to receive any portion of the Purchase Price pursuant to this Agreement  prior to the twelve (12) month anniversary of the Closing Date, the Seller shall, at its sole discretion, cause either (a) such transferee or (b) an affiliate of the Seller reasonably satisfactory to Buyer, to jointly assume obligations of the Seller as set forth in this Article VIII, in an amount not to exceed US$5,000,000; provided that such assumption shall not relieve the Seller therefrom.
Section 8.7     Treatment of Indemnification Payments. All indemnification payments made hereunder shall be treated, to the extent permitted by Law, by all parties as an adjustment of the consideration hereunder.
Section 8.8     Prior Knowledge of Breach. The representations, warranties, covenants and agreements of Seller, and the Buyer Indemnified Parties’ right to indemnification with respect thereto, shall not be waived, limited or otherwise affected by reason of (a) any investigation made by or on behalf of Buyer (including by any of its Representatives) or (b) the fact that Buyer or any of its Representatives had knowledge (whether actual or constructive) that any such representation or warranty is, was or might be inaccurate or that any such covenant or agreement was or might be breached or not fulfilled (regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement).
ARTICLE IX
TERMINATION
Section 9.1     Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;
(b) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(c) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or
(d) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller.
ARTICLE X
MISCELLANEOUS
Section 10.1     Notices.  All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by electronic mail or by nationally recognized overnight courier prepaid, to the Parties at the following respective addresses:
(a)	if to Buyer, to:

Contango ORE, Inc.
3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
Email: rickvann@contangoore.com
Attention: Rick Van Nieuwenhuyse

with a copy to (which shall not constitute notice):

Holland & Knight LLP
811 Main Street, Suite 2500
Houston, Texas 77002
Email: timothy.samson@hklaw.com
Attention: Timothy T. Samson

(b)	if to Seller, to:

CRH Funding II PTE. LTD.
505 Fifth Avenue
15th Floor
New York, NY 10017
Email: peter.yu@cartesiangroup.com and fbarreto@cartesiangroup.com
Attention: Peter Yu and Francisco Barreto

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, UT 84111
Email: parker.wells@dorsey.com
Attention: Wells Parker
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (ii) if delivered by electronic mail to the electronic mail address as provided for in this Section 10.1, be deemed given upon successful completion of transmission, and (iii) if delivered by overnight courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1).  Any Party from time to time may change its address, electronic mail address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 10.2     Expenses.  Except as provided in Section 7.7(e), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.3     Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.4     Entire Agreement.  This Agreement, together with the Disclosure Schedule, and the other documents referred to herein which are to be made or delivered under this Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the Parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall continue to have force and effect in accordance with its terms.

Section 10.5     Assignment.  Except as contemplated in Section 2.2(f), neither this Agreement nor any of the rights or obligations hereunder may be transferred, assigned, pledged or hypothecated by any Party, by operation of law or otherwise, without the express written consent of each other Party (which consent may be granted or withheld in the sole discretion of each such Party); provided that:
(a) following such time that Buyer has made (i) aggregate Exploration Expenditures required under Section 7.9 and (ii) additional exploration, mining and development expenditures on the Lucky Shot Project (excluding general and administrative expenses related to day-to-day operations of Buyer that are not directly related to the Lucky Shot Project) of at least US$5,000,000 (for an aggregate of at least US$15,000,000 when added to the amount expended under Section 7.9), Buyer may assign its rights and obligations under this Agreement, or any part thereof, to the Company without the consent of any other Party, pursuant to an assignment and assumption agreement, in the form attached hereto as Exhibit F, provided that (i) the obligations set forth in Sections 2.2(b) and 2.2(c) have been secured against the assets of the Company that do not require third-party consents by a deed of trust and security agreement for the benefit of Seller, in the form attached hereto as Exhibit G and (ii) the Company shall agree as part of the assignment not to transfer or assign any material portion of its assets, including any portion of the Lucky Shot Project, unless as a condition to such transfer the transferee agrees to pay the consideration under Section 2.2 hereof (it being understood that, such assignment shall release Buyer of its obligations hereunder, including, without limitation, under Section 2.2 hereof, whereupon each other Party shall look only to the Company for the performance thereof); further, upon such assignment, the obligation to issue Common Stock for the payment of any consideration under Section 2.2(b) or (c) shall be replaced by the obligation to pay by wire transfer of immediately available funds in the amounts thereof; and
(b) prior to satisfaction of Buyer’s obligations under Section 10.5(a), Buyer may assign all or part of its rights under this Agreement to one or more Affiliates of Buyer without any such consent (it being understood that such assignment shall not release Buyer of any of its obligations hereunder).  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.
Section 10.6     No Third Party Beneficiaries.  Nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as set forth in ARTICLE VIII with respect to the Seller Indemnified Parties and the Buyer Indemnified Parties.
Section 10.7     Specific Performance.  The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.8     Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without regard to conflicts of law principles that would apply the Laws of a jurisdiction other than Delaware.
Section 10.9     Jurisdiction.  If any dispute arises under this Agreement, the Parties shall first endeavor to resolve such dispute amicably.  If the Parties are unable to resolve such dispute in such manner, then any judicial proceeding brought against any of the Parties to this Agreement in connection with any dispute arising out of this Agreement or the transactions contemplated hereby (each, a “Proceeding”) shall be brought in the federal or state courts located in the State of Delaware and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The foregoing consent to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties.  Each Party agrees that service of any process, summons, notice or document pursuant to Section 10.1 shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any Proceeding.
Section 10.10    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.11    No Presumption Against Drafting Party.  Each of the Parties acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 10.12    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13    Amendments and Waivers. This Agreement may not be amended or modified except by a written instrument signed by each of the Parties. Any provision of this Agreement may be waived by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The waiver by any Party of a breach of any provision of this Agreement or its failure to insist on strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

(Remainder of Page Intentionally Left Blank)

The Parties have caused this Agreement to be executed as of the date first written above.

SELLER:

CRH FUNDING II PTE. LTD.

By: /s/ Andrew Wehrley
Name: Andrew Wehrley
Title: Director

BUYER:

CONTANGO ORE, INC.

By: /s/ Rick Van Nieuwenhuyse
Name: Rick Van Nieuwenhuyse
Title: President

Signature Page to Membership Interest Purchase and Sale Agreement